Exhibit 99.2
Item 1. Business.
General Overview
     We are a Bermuda-based specialty insurance and reinsurance company that underwrites a diversified portfolio of property and casualty insurance and reinsurance lines of business. We write direct property and casualty insurance as well as reinsurance through our operations in Bermuda, the United States, Ireland, Switzerland and the United Kingdom. For the year ended December 31, 2008, direct property insurance, direct casualty insurance and reinsurance accounted for approximately 22.7%, 47.6% and 29.7%, respectively, of our total gross premiums written of $1,445.6 million.
     We were formed in November 2001 by a group of investors, including American International Group, Inc. (“AIG”), The Chubb Corporation (“Chubb”), certain affiliates of The Goldman Sachs Group, Inc. (the “Goldman Sachs Funds”) and Securitas Allied Holdings, Ltd., an affiliate of Swiss Reinsurance Company (“Swiss Re”). Since our formation, we have focused primarily on the direct insurance markets. We offer our clients and producers significant capacity in both the direct property and casualty insurance markets as well as the reinsurance market. We believe that our focus on direct insurance and our experienced team of skilled underwriters allow us to have greater control over the risks that we assume and the volatility of our losses incurred, and as a result, ultimately our profitability.
     On October 20, 2008, we acquired Darwin Professional Underwriters, Inc. (“Darwin”) at a price of $32.00 per share, or $550.1 million in the aggregate. Darwin is a holding company headquartered in Farmington, Connecticut, with subsidiaries that write executive and professional liability coverages throughout the United States, with an emphasis on coverages for the healthcare industry.
     As of December 31, 2008, we had $9,072.1 million of total assets and $2,416.9 million of shareholders’ equity. Our principal insurance subsidiary, Allied World Assurance Company, Ltd, and our other insurance and reinsurance subsidiaries currently have “A” (Excellent; 3rd of 16 categories) financial strength ratings from A.M. Best. Allied World Assurance Company, Ltd and our other insurance and reinsurance subsidiaries (other than those U.S. insurance subsidiaries we acquired from Darwin, which are not rated by Standard & Poor’s) currently have A- financial strength ratings from Standard & Poor’s (Strong; 7th of 21 rating categories). Allied World Assurance Company, Ltd and our other U.S. insurance and reinsurance subsidiaries (other than those U.S. insurance subsidiaries we acquired from Darwin, which are not rated by Moody’s Investors Service, Inc.) currently have A2 financial strength ratings from Moody’s Investors Service, Inc. (Good; 6th of 21 rating categories). Please see “— Our Financial Strength Ratings” for further information.
Our Operations
     We operate in three geographic markets: Bermuda, Europe and the United States.
     Our Bermuda insurance operations focus primarily on underwriting risks for U.S.-domiciled Fortune 1000 clients and other large clients with complex insurance needs. Our Bermuda reinsurance operations focus on underwriting treaty and facultative risk, targeting larger cedents for property and workers compensation catastrophe risks in the United States and both large and smaller cedents for classes of property and casualty risks internationally. Our Bermuda insurance and reinsurance operations accounted for $793.7 million, or 54.9%, of our total gross premiums written in 2008.
     Our European operations focus predominantly on property and casualty insurance for large European and international accounts. We began operations in Europe in September 2002 when we incorporated a subsidiary insurance company in Ireland. During 2008, we opened an office in Zug, Switzerland from which we offer treaty and facultative reinsurance. Our European insurance operations accounted for $224.2 million, or 15.5%, of our total gross premiums in 2008.
     Our U.S. operations focus on the middle-market and non-Fortune 1000 companies. We operate in the excess and surplus lines and admitted segments of the U.S. market. The excess and surplus lines segment is a segment of the insurance market that allows consumers to buy property and casualty insurance through non-admitted carriers. Risks placed in the excess and surplus lines segment are often insurance programs that cannot be filled in the conventional insurance markets due to a shortage of state-regulated insurance capacity. This market operates with considerable freedom regarding insurance rate and form regulations, enabling us to utilize our underwriting expertise to develop customized insurance solutions for our middle-market clients. By having offices in the United States, we believe we are better able to target producers and clients that would typically not access the Bermuda insurance market due to their smaller size or particular insurance or reinsurance needs. As our U.S. operations expanded during 2008, we have continued to add admitted insurance capabilities to our U.S. platform, primarily by obtaining additional licensing from individual states and through the acquisition of Darwin. Writing admitted business in the United States entails certain constraints on our rates and policy terms, but these limitations are often outweighed by the competitive advantages enjoyed by admitted products. In 2008, we also significantly expanded our reinsurance platform in the United States.
     Our U.S. distribution platform concentrates primarily on direct casualty and property insurance, with a particular emphasis on professional liability, healthcare, excess casualty risks and commercial property insurance. We align our distribution along retail and wholesale broking channels and through program administrators and similar relationships. Retail brokers work directly with insurance companies to place various risks on behalf of insureds. For specialized or non-standard risks, retail brokers may utilize the services of wholesale brokers who work directly with insurance companies and who have the expertise and market contacts to place such risks. Program administrators are independent product line specialist firms that are authorized to solicit and accept applications for insurance and to issue policies on our behalf within specific underwriting guidelines that we prescribe. We have entered into relationships with program administrators. We intend to continue to pursue partnerships with qualified program administrators to offer additional products for both casualty and property lines of business.
     We currently have offices in Atlanta, Boston, Costa Mesa (CA), Chicago, Dallas, Farmington (CT), Los Angeles, New York City, San Francisco and St. Petersburg (FL). Our U.S. operations accounted for $427.7 million, or 29.6%, of our total gross premiums written in 2008.
     The table below shows our total gross premiums written by geographic location.
Total Gross Premiums Written by Geographic Location
for the years ended December 31, 2008, 2007 and 2006

	Year Ended
	December 31,
	2008	2007	2006
	($ in millions)
Bermuda	$793.7	$1,065.9	$1,208.1
Europe	224.2	246.9	278.5
United States	427.7	192.7	172.4

	$1,445.6	$1,505.5	$1,659.0

Our Operating Segments
     We have three business segments: U.S. insurance, international insurance and reinsurance. These segments and their respective lines of business and products may, at times, be subject to different underwriting cycles. We modify our product strategy as market conditions change and new opportunities emerge by developing new products, targeting new industry classes or de-emphasizing existing lines. Our diverse underwriting skills and flexibility allow us to concentrate on the business lines where we expect to generate the greatest returns. Financial data relating to our three segments is included in Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in our consolidated financial statements included in this report. The gross premiums written in each segment for the years ended December 31, 2008, 2007 and 2006 were as follows:

	Year Ended		Year Ended		Year Ended
	December 31, 2008		December 31, 2007		December 31, 2006
	Gross Premiums Written		Gross Premiums Written		Gross Premiums Written
	$ (in millions)	% of Total	$ (in millions)	% of Total	$ (in millions)	% of Total
Operating Segments
U.S. Insurance	$320.0	22.2%	$192.7	12.8%	$172.4	10.4%
International Insurance	695.5	48.1%	776.7	51.6%	913.9	55.1%
Reinsurance	430.1	29.7%	536.1	35.6%	572.7	34.5%

Total	$1,445.6	100.0%	$1,505.5	100.0%	$1,659.0	100.0%

U.S. Insurance and International Insurance Segments
     The U.S. insurance segment includes our direct specialty insurance operations in the United States. This segment provides both direct property and specialty casualty insurance to non-Fortune 1000 North American domiciled accounts.

     The international insurance segment includes our direct insurance operations in Bermuda and Europe. This segment provides both direct property and casualty insurance primarily to Fortune 1000 North American domiciled accounts and mid-sized to large non-North American domiciled accounts.
     The following is a discussion of the direct property and casualty operations for the U.S. insurance and international insurance segments.
Property Product Lines and Customer Base
     Our property operations provide direct coverage of physical property and business interruption coverage for commercial property and energy-related risks. We write solely commercial coverages and focus on the insurance of primary risk layers. This means that we are typically part of the first group of insurers that cover a loss up to a specified limit. Our underwriting staff is spread among our locations in Bermuda and Europe (within our international insurance segment) and the United States (within our U.S. insurance segment) because we believe it is important to be physically present in the major insurance markets around the world.
     We offer general property products as well as energy-related products from our underwriting platforms in Bermuda, Europe and the United States. In Bermuda our concentration is on Fortune 1000 clients; in Europe it is on large European and international accounts; and in the United States it is on middle-market and U.S.-domiciled non-Fortune 1000 accounts. Business written in Bermuda and Europe is included in the international insurance segment and business written in the United States is included in the U.S. insurance segment.
     Our general property underwriting includes the insurance of physical property and business interruption coverage for commercial property risks. Examples include retail chains, real estate, manufacturers, hotels and casinos, and municipalities. During the year ended December 31, 2008, our general property business accounted for 19.4%, or $62.0 million, of our total gross premiums written in the U.S. insurance segment and for 30.1%, or $209.2 million, of our total gross premiums written in the international insurance segment.
     Our energy underwriting emphasizes industry classes such as oil and gas, pulp and paper, petrochemical, chemical manufacturing and power generation, which includes utilities, mining, steel, aluminum and molten glass. As with our general property book, we concentrate on primary layers of the program attaching over significant retentions. During the year ended December 31, 2008, our energy business accounted for 8.0%, or $56.0 million, of our total gross premiums written in the international insurance segment. During the year ended December 31, 2008, there was no energy business written in the U.S. insurance segment.
Property Underwriting and Risk Management
     For property business, we concentrate our efforts on primary risk layers of insurance (as opposed to excess layers) and offer meaningful but limited capacity in these layers. When we write primary risk layers of insurance, it means that we are typically part of the first group of insurers that covers a loss up to a specified limit. When we write excess risk layers of insurance, it means that we are insuring the second and/or subsequent layers of a policy above the primary layer. Our current average net risk exposure is approximately between $3 million to $5 million per individual risk. We specialize in commercial risks and therefore have little residential exposure.
     Protecting corporate assets from losses due to natural catastrophes is one of our major areas of focus. Our underwriters emphasize careful risk selection by evaluating an insured’s risk management practices, loss history and the adequacy of their retention. Many factors go into the effective management of this exposure. The essential factors in this process are outlined below:
•	Measurement. We will generally only underwrite risks in which we can obtain an electronic statement of property values. This statement of values must be current and include proper addresses and a breakdown of values for each location to be insured. We require an electronic format because we need the ability to arrange the information in a manner acceptable to our third party modeling company. This also gives us the ability to collate the information in a way that assists our internal catastrophe team in measuring our total gross limits in critical catastrophe zones.

•	Risk Exposure Modeling. We model the locations covered in each policy, which enables us to obtain a more accurate assessment of our property catastrophe exposure. We have contracted with an industry-recognized modeling firm to analyze our property catastrophe exposure on a quarterly basis. Using data that we provide, we run numerous computer-simulated events that provide us with loss probabilities for our book of business.

•	Gross Exposed Policy Limits. Hurricane Katrina in 2005 demonstrated that reliance solely on the probable maximum loss results of the modeling companies was inappropriate given their failure to accurately predict the ultimate losses sustained from this catastrophe. As a result, we instituted gross exposed policy limits as an additional approach to determine our probable maximum loss. This approach focuses on our gross limits in each critical catastrophe zone and sets a maximum amount of gross accumulations we will accept in each zone. Once that limit has been reached, we cease writing business in that catastrophe zone for that particular year. We have an internal dedicated catastrophe team that monitors these limits and reports monthly to our underwriters and senior management. This team also has the ability to model an account before we price the business to see what impact that account will have on our zonal gross accumulations. We restrict our gross exposed policy limits in each critical property catastrophe zone to an amount consistent with our probable maximum loss and, subsequent to a catastrophic event, our capital preservation targets. We continue to use risk exposure models along with our gross exposed policy limits approach. It is our policy to use both the gross exposed policy limits approach and the risk exposure models and establish our probable maximum loss on the more conservative number generated.

•	Ceded Reinsurance. We purchase treaty and facultative reinsurance to reduce our exposure to significant losses from our general property and energy portfolios of business. We also purchase property catastrophe reinsurance to protect these lines of business from catastrophic loss. For more information on reinsurance we purchase for the property business written in our U.S. insurance and international insurance segments, see Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Ceded Reinsurance.”

•	Probable Maximum Loss and Risk Appetite. Our direct property and reinsurance senior managers work together to develop our probable maximum loss. For our direct property, workers compensation and accident and health catastrophe and property reinsurance business, we seek to manage our risk exposure so that our probable maximum losses for a single catastrophic event, after all applicable reinsurance, in any “one-in-250-year” event does not exceed approximately 20% of our total capital.
Casualty Product Lines and Customer Base
     Our casualty operations specialize in insurance products providing coverage for general and product liability, professional liability and healthcare liability risks. Our direct casualty underwriters also provide a variety of specialty insurance casualty products to large and complex organizations around the world. For casualty business included in the international insurance segment, we focus primarily on insurance of excess layers, where we insure the second and/or subsequent layers of a policy above the primary layer. Prior to our acquisition of Darwin, the U.S. insurance segment was similarly focused on insurance of excess layers for the casualty business it wrote. With the acquisition of Darwin, the U.S. insurance segment has expanded its casualty product offerings to include both excess and primary executive and professional liability products targeted to small and middle-market insureds in the United States. Darwin also writes primary coverage via its proprietary i-bind platform, which permits authorized brokers to submit policy applications for small and mid-sized commercial entities and to receive bindable quotes electronically.
     Our coverages include general casualty products as well as professional liability and healthcare products. Our focus with respect to general casualty products is on complex risks in a variety of industries including manufacturing, energy, chemicals, transportation, real estate, consumer products, medical and healthcare services and construction. Our Bermuda operations focus primarily on Fortune 1000 clients; our European operations focus on large European and international accounts; and our U.S. operations focus on middle-market and U.S.-domiciled non-Fortune 1000 accounts. Business written in Bermuda and Europe is included in the international insurance segment and business written in the United States is included in the U.S. insurance segment. In order to diversify our European book, we seek to attract more middle-market, non-U.S. domiciled accounts produced in the London market. Our operations in our U.S. insurance segment often write business at lower attachment points than we do elsewhere given our concentration on smaller accounts. Because of this willingness to accept lower-attaching business in the United States, we have developed a general casualty strategy that allows us to provide products to fill gaps between the primary and excess layers of an insurance program. During the year ended December 31, 2008, our general casualty business accounted for 17.5%, or $56.1 million, of our total gross premiums written in the U.S. insurance segment and for 23.2%, or $161.2 million, of our total gross premiums written in the international insurance segment.
     In addition to general casualty products, we provide professional liability products such as directors and officers, employment practices, fiduciary and errors and omissions liability insurance. Consistent with our general casualty operations, our professional liability underwriters in Bermuda and Europe (within our international insurance segment) focus on larger companies while their counterparts in the United States (within our U.S. insurance segment) pursue middle-market and non-Fortune 1000 accounts. Like our general casualty operations, our professional liability operations in the United States pursue lower attachment points than they do elsewhere. In the U.S. insurance segment, following the acquisition of Darwin, our directors and officers and related executive liability products are generally being sold under the Allied World U.S. name and our healthcare liability and professional errors and omissions products are being sold under the Darwin name. Globally, we offer a diverse mix of errors and omissions coverages for law firms, technology companies, financial institutions, insurance companies and brokers, municipalities, media organizations and engineering and construction firms. During the year ended December 31, 2008, our professional liability business accounted for 35.5%, or $113.5 million, of our total gross premiums written in the U.S. insurance segment, which figures include post-acquisition premiums written by Darwin only from October 20, 2008, and for 31.2%, or $216.8 million, of our total gross premiums written in the international insurance segment.
     We also provide both primary and excess liability and other casualty coverages to the healthcare industry, including hospitals and hospital systems, managed care organizations and medical facilities including home care providers, specialized surgery and rehabilitation centers, and outpatient clinics. Prior to the acquisition of Darwin, our healthcare operation was primarily based in Bermuda and wrote large U.S.-domiciled risks. In order to diversify our healthcare portfolio, we established a U.S.-based platform that targets middle-market accounts. The acquisition of Darwin significantly increased and further diversified our healthcare business. Underwriting operations for our healthcare business in the U.S. insurance segment are now primarily based in our Farmington, Connecticut offices. During the year ended December 31, 2008, our healthcare business accounted for 15.5%, or $49.7 million, of our total gross premiums written in the U.S. insurance segment, which figures include post-acquisition premiums written by Darwin only from October 20, 2008, and for 7.5%, or $52.0 million, of our total gross premiums written in the international insurance segment.
     As of December 31, 2008, we had a total of 13 programs in the United States. Of these, six programs were initiated by our Allied World U.S. subsidiaries (four in 2008) and seven programs were ongoing with Darwin at the time of its acquisition in October 2008. The programs offer separate products including professional liability, excess casualty and primary general liability. We retain responsibility for administration of claims, although we may opt to outsource claims in selected situations. Before we enter into a program administration relationship, we analyze historical loss data associated with the program business and perform a diligence review of the administrator’s underwriting, financial condition and information technology. In selecting program administrators, we consider the integrity, experience and reputation of the program administrator, the availability of reinsurance, and the potential profitability of the business. In order to assure the continuing integrity of the underwriting and related business operations in our program business, we conduct additional reviews and audits on an ongoing basis. To help align our interests with those of our program administrators, we seek to include profit incentives based on long-term underwriting results as a component of their fees. During the year ended December 31, 2008, our program business accounted for 11.3%, or $36.2 million, of our total gross premiums written in the U.S. insurance segment, which figures include post-acquisition premiums written by Darwin only from October 20, 2008. During the year ended December 31, 2008, there was no program business written in the international insurance segment.
     In addition, we underwrite casualty lines of business through Darwin’s proprietary i-bind platform. During the year ended December 31, 2008, casualty business written through i-bind accounted for 0.8%, or $2.5 million, of our total gross premiums written in the U.S. insurance segment. During the year ended December 31, 2008, there was no casualty business written through i-bind in the international insurance segment.
     Our casualty accounts have diverse attachment points by line of business, with a median attachment point of approximately $25 million for our middle-market, non-Fortune 1000 accounts and a median attachment of approximately $75 million for large and Fortune 1000 accounts. Darwin generally focuses on writing primary liability coverages.
Casualty Underwriting and Risk Management
     While operating within their underwriting guidelines, our casualty underwriters strive to write diverse books of business across a variety of product lines and industry classes. Senior underwriting managers review their business concentrations on a regular basis to make sure the objective of creating balanced portfolios of business is achieved. As appropriate, specific types of business of which we have written disproportionate amounts may be de-emphasized to achieve a more balanced portfolio. By writing a balanced casualty portfolio, we believe we are less vulnerable to adverse market changes in pricing and terms in any one product or industry.
     Our casualty operations utilize significant gross limit capacity. Gross maximum limits generally are $25 million for all lines of business, other than certain general casualty lines that have maximum limits of up to $75 million per account. Because of the large limits we often deploy for casualty business written in the U.S. insurance and international insurance segments, we utilize both facultative and treaty reinsurance to reduce our net exposure. For more information on reinsurance we purchase for the casualty business written in the U.S. insurance and international insurance segments, see Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Ceded Reinsurance.”

Reinsurance Segment
     Our reinsurance segment includes the reinsurance of property, general casualty, professional liability, specialty lines and property catastrophe coverages written by other insurance companies. We presently write reinsurance on both a treaty and a facultative basis, targeting several niche markets including professional liability lines, specialty casualty, property for U.S. regional insurers, accident and health and to a lesser extent marine and aviation. We believe that this diversity in type of reinsurance and line of business enables us to alter our business strategy quickly, should we foresee changes to the exposure environment in any sector. Overall, we strive to balance our reinsurance portfolio through the appropriate combination of business lines, ceding source, geography and contract configuration.
     Our underwriters determine appropriate pricing either by using pricing models built or approved by our actuarial staff or by relying on established pricing set by one of our pricing actuaries for a specific treaty. Pricing models are generally used for facultative reinsurance, property catastrophe reinsurance, property per risk reinsurance and workers compensation and personal accident catastrophe reinsurance. Other types of reinsurance rely on actuarially-established pricing. During the year ended December 31, 2008, our reinsurance segment generated gross premiums written of $430.1 million. On a written basis, our business mix is more heavily weighted to reinsurance during the first three months of the year. Our reinsurance segment operates from our offices in Bermuda, New York and Switzerland.
Reinsurance Product Lines and Customer Base
     Property, general casualty and professional liability treaty reinsurance is the principal source of revenue for this segment. The insurers we reinsure are primarily specialty carriers domiciled in the United States or the specialty divisions of standard lines carriers located there. In addition, we reinsure monoline companies, regional companies and single-state writers, whether organized as mutual or stock insurers. We focus on niche programs and coverages, frequently sourced from excess and surplus lines insurers. We established an international treaty unit and began writing global accident and health accounts in 2003, which spread the segment’s exposure beyond the North American focus. In October 2008, we expanded our international reach by opening an office in Switzerland that offers property, general casualty and professional liability products throughout Europe. We target a portfolio of well-rated companies that are highly knowledgeable in their product lines, have the financial resources to execute their business plans and are committed to underwriting discipline throughout the underwriting cycle.
     Our North American property reinsurance treaties protect insurers who write residential, commercial and industrial accounts where the exposure to loss is chiefly North American. We emphasize monoline, per risk accounts, which are structured as either proportional or excess-of-loss protections. Monoline reinsurance applies to one kind of coverage, and per risk reinsurance coverage applies to a particular risk (for example a building and its contents), rather than on a per accident, event or aggregate basis. Where possible, coverage is provided on a “losses occurring” basis. The line size extended is currently limited to $12.5 million per contract or per program pertaining to property catastrophe accounts and $5 million per contract or per program for all other accounts. We selectively write industry loss warranties where we believe market opportunities justify the risks. During the year ended December 31, 2008, our property treaty business accounted for 18.0%, or $77.3 million, of our total gross premiums written in the reinsurance segment.
     Our North American general casualty treaties cover working layer, intermediate layer and catastrophe exposures. We sell both proportional and excess-of-loss reinsurance. We principally underwrite general liability, auto liability and commercial excess and umbrella liability for both admitted and non-admitted companies, and workers compensation catastrophe business. Capacity is currently limited to $20 million per contract or per program pertaining to catastrophe accounts and $5 million per contract or per program for all other accounts. During the year ended December 31, 2008, our North American general casualty treaty business accounted for 25.3% or $108.8 million, of our total gross premiums written in the reinsurance segment.
     Our North American professional liability treaties cover several products, primarily directors’ and officers’ liability, but also attorneys’ malpractice, medical malpractice, miscellaneous professional classes and transactional risk liability. Line size is currently limited to $5 million per program; however, the liability limits provided are typically for lesser amounts. We develop customized treaty structures for the risk classes protected by these treaties, which account for the largest share of premiums written within the segment. The complex exposures undertaken by this unit demand highly technical underwriting and pricing modeling analysis. During the year ended December 31, 2008, our professional liability treaty business accounted for 30.5%, or $131.1 million, of our total gross premiums written in the reinsurance segment.

     Our international treaty unit’s portfolio protects U.K. insurers, including Lloyd’s syndicates and Continental European companies. While we continue to concentrate on Euro-centric business, we are now writing and will increasingly expand our capabilities outside of Europe. Our net risk exposure is currently limited to €12.5 million per contract or per program pertaining to property catastrophe accounts and €5 million per contract or per program for all other accounts. During the year ended December 31, 2008, the international treaty unit accounted for 18.1%, or $77.8 million, of our total gross premiums written in the reinsurance segment.
     Facultative casualty business principally comprises lower-attachment, individual-risk reinsurance covering automobile liability, general liability and workers compensation risks for many of the largest U.S. property-casualty and surplus lines insurers. Line size is currently limited to $2 million per certificate. We believe that we are the only Bermuda-based reinsurer that has a dedicated facultative casualty reinsurance business. During the year ended December 31, 2008, our facultative reinsurance business accounted for 5.5%, or $23.7 million, of our total gross premiums written in the reinsurance segment.
     In addition, we underwrite accident and health business, emphasizing catastrophe personal accident programs. During the year ended December 31, 2008, our accident and health business accounted for 2.6%, or $11.4 million, of our total gross premiums written in the reinsurance segment.
Reinsurance Underwriting and Risk Management
     In our reinsurance segment, we believe we carefully evaluate reinsurance proposals to find an optimal balance between the risks and targeted returns. Before we review the specifics of any reinsurance proposal, we consider the attributes of the client, including the experience and reputation of its management and its risk management strategy. We also examine the level of shareholders’ equity, industry ratings, length of incorporation, duration of business model, portfolio profitability, types of exposures and the extent of its liabilities. For property proposals, we also obtain information on the nature of the perils to be included and the policy information on all locations to be covered under the reinsurance contract. If a program meets our underwriting criteria, we then assess the adequacy of its proposed pricing, terms and conditions, and its potential impact on our profit targets and risk objectives.
     To identify, manage and monitor accumulations of exposures from potential property catastrophes, we employ industry-recognized modeling software on all of our accounts. This software, together with our underwriting experience and portfolio knowledge, produces the probable maximum loss amounts we allocate to our reinsurance department’s internal global property catastrophe zones. Notwithstanding the probable maximum loss modeling we undertake, the reinsurance segment focuses on gross treaty limits deployed in each critical catastrophe zone.
     For casualty treaty contracts, our underwriters, pricing actuaries and claims personnel collaborate in the underwriting decision-making process. Underwriting and pricing actuarial reviews are completed on each potential account and each account must satisfy our targeted return potential prior to binding. We determine our limits on a case-by-case basis based on targeted returns, and we monitor our casualty accumulations by both line and class of business.
Reinsurance Security Arrangements
     Allied World Assurance Company, Ltd is neither licensed nor admitted as an insurer nor is it accredited as a reinsurer in any jurisdiction in the United States. As a result, it is required to post collateral security with respect to any reinsurance liabilities it assumes from ceding insurers domiciled in the United States in order for U.S. ceding companies to obtain credit on their U.S. statutory financial statements with respect to insurance liabilities ceded by them. Under applicable statutory provisions, the security arrangements may be in the form of letters of credit, reinsurance trusts maintained by trustees or funds-withheld arrangements where assets are held by the ceding company. For a description of the security arrangements used by us, see Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Restrictions and Specific Requirements.”
Business Strategy
     Our business objective is to generate attractive returns on our equity and book value per share growth for our shareholders. We seek to achieve this objective by executing the following strategies:
•	Diversifying Our Underwriting Franchises. Our business is diversified by both product line and geography. We underwrite a broad array of property, casualty and reinsurance risks from our operations in Bermuda, Europe and the United States. Our underwriting skills across multiple lines and multiple geographies allow us to remain flexible and opportunistic in our business selection in the face of fluctuating market conditions.

•	Continue to Expand Our Distribution and Our Access to Markets in the United States. We have made substantial investments to expand our U.S. business, which grew significantly in 2008 and which we expect will continue to grow in size and importance in the coming years. We employ a regional distribution strategy in the United States predominantly focused on underwriting direct casualty and property insurance for middle-market and non-Fortune 1000 client accounts. In 2008, we opened offices in Atlanta, Georgia and Costa Mesa and Los Angeles, California to expand our distribution capabilities into the Southeast and Western Regions of the United States. We also launched a new U.S. product strategy that realigns distribution along retail and wholesale broking channels in order to support deeper market penetration and encourage innovation and product development. We believe we have a strong presence in specialty casualty lines and maintain an attractive base of U.S. middle-market clients, especially in the professional liability market. With our acquisition of Darwin in October 2008, we have significantly expanded and diversified our U.S. casualty platform, increasing our ability to serve small and middle-market accounts. With our acquisition of Finial Insurance Company in February 2008 (now Allied World Reinsurance Company), we have also expanded our reinsurance presence in the United States, allowing us to further diversify our reinsurance portfolios.
•	Grow Our International Business. We have focused and will continue to focus on business in the United Kingdom and Western Europe, where we believe the insurance and reinsurance markets are developed and stable. We also believe our recently opened Swiss office will allow us to penetrate other European and international markets. Our European strategy is predominantly focused on property and casualty insurance for large European and international accounts. The European operations provide us with diversification and the ability to spread our underwriting risks. We have access to the London wholesale market through our reinsurance subsidiary in Ireland. In addition, during 2008 we made significant progress toward obtaining licensing for a branch office in Hong Kong. We believe this office will be operational in early 2009 and will enable us to offer property, general casualty and general liability products to the Asian marketplace.

•	Actively Monitor Our Property Catastrophe Exposure. We have historically managed our property catastrophe exposure by closely monitoring our policy limits in addition to utilizing complex risk models. This discipline has substantially reduced our historical loss experience and our exposure. In addition to our continued focus on aggregate limits and modeled probable maximum loss, we have implemented a strategy based on gross exposed policy limits in critical earthquake and hurricane zones. Our gross exposed policy limits approach focuses on exposures in catastrophe-prone geographic zones and takes into consideration flood severity, demand surge and business interruption exposures for each critical area. For our direct property, workers compensation and accident and health catastrophe and property reinsurance business, we seek to manage our risk exposure so that our probable maximum loss for a single catastrophic event, after all applicable reinsurance, in any “one-in-250 year” event does not exceed approximately 20% of our total capital.

•	Opportunistically Underwrite Diversified Reinsurance Risks. As part of our reinsurance segment, we target certain niche reinsurance markets, including professional liability, specialty casualty, property for U.S. regional carriers, and accident and health because we believe we understand the risks and opportunities in these markets. We seek to selectively deploy our capital in reinsurance lines where we believe there are profitable opportunities. In order to diversify our portfolio and complement our direct insurance business, we target the overall contribution from reinsurance to be approximately 35% of our total annual gross premiums written. We strive to maintain a well managed reinsurance portfolio, balanced by line of business, ceding source, geography and contract configuration. Our primary customer focus is on highly-rated carriers with proven underwriting skills and dependable operating models.
Competition
     The insurance and reinsurance industries are highly competitive. Insurance and reinsurance companies compete on the basis of many factors, including premium rates, general reputation and perceived financial strength, the terms and conditions of the products offered, ratings assigned by independent rating agencies, speed of claims payments and reputation and experience in risks underwritten.
     During 2008, there were a number of events that impacted the property and casualty industry generally. These included catastrophes such as Hurricanes Gustav and Ike, the flooding in the U.S. Midwest and a gas pipeline explosion in Australia. The second half of 2008 witnessed unprecedented financial turmoil within the United States and internationally, accompanied by the well-publicized deterioration of the financial conditions of several major participants in our industry and the financial services industry in general. We believe that such events are likely to have a significant effect on competition and pricing, although the ultimate impact remains unclear. We continue to analyze how to best position our company to benefit from ongoing competitive developments.
     We compete with major U.S. and non-U.S. insurers and reinsurers, including other Bermuda-based insurers and reinsurers, on an international and regional basis. Many of our competitors have greater financial, marketing and management resources. Since September 2001, a number of new Bermuda-based insurance and reinsurance companies have been formed and some of those companies compete in the same market segments in which we operate. Some of these companies have more capital than our company. In our direct insurance business, we compete with insurers that provide property and casualty-based lines of insurance such as: ACE Limited, AIG, Arch Capital Group Ltd.,

Axis Capital Holdings Limited, Chubb, Endurance Specialty Holdings Ltd., Factory Mutual Insurance Company, HCC Insurance Holdings, Inc., Ironshore Inc., Liberty Mutual Insurance Company, Lloyd’s of London, Markel Insurance Company, Munich Re Group, The Navigators Group, Inc., OneBeacon Insurance Group, Ltd, Swiss Re, W.R. Berkeley Corporation, XL Capital Ltd and Zurich Financial Services. In our reinsurance business, we compete with reinsurers that provide property and casualty-based lines of reinsurance such as: ACE Limited, Arch Capital Group Ltd., Berkshire Hathaway, Inc., Everest Re Group, Ltd., Harbor Point Limited, Lloyd’s of London, Montpelier Re Holdings Ltd., Munich Re Group, PartnerRe Ltd., Platinum Underwriters Holdings, Ltd., RenaissanceRe Holdings Ltd., Swiss Re, Transatlantic Holdings, Inc. and XL Capital Ltd.
     In addition, risk-linked securities and derivative and other non-traditional risk transfer mechanisms and vehicles are being developed and offered by other parties, including entities other than insurance and reinsurance companies. The availability of these non-traditional products could reduce the demand for traditional insurance and reinsurance. A number of new, proposed or potential industry or legislative developments could further increase competition in our industry. New competition from these developments may result in fewer policies or contracts written, lower premium rates, increased expenses for customer acquisition and retention and less favorable policy terms and conditions, which could have a material adverse impact on our growth and profitability.
Our Financial Strength Ratings
     Ratings have become an increasingly important factor in establishing the competitive position of insurance and reinsurance companies. A.M. Best, Standard & Poor’s and Moody’s have each developed a rating system to provide an opinion of an insurer’s or reinsurer’s financial strength and ability to meet ongoing obligations to its policyholders. Each rating reflects the opinion of A.M. Best, Standard & Poor’s and Moody’s, respectively, of the capitalization, management and sponsorship of the entity to which it relates, and is neither an evaluation directed to investors in our common shares nor a recommendation to buy, sell or hold our common shares. A.M. Best ratings currently range from “A+” (Superior) to “F” (In Liquidation) and include 16 separate ratings categories. Standard & Poor’s maintains a letter scale rating system ranging from “AAA” (Extremely Strong) to “R” (under regulatory supervision) and includes 21 separate ratings categories. Moody’s maintains a letter scale rating from “Aaa” (Exceptional) to “NP” (Not Prime) and includes 21 separate ratings categories. Our principal operating subsidiaries and their respective ratings from A.M. Best, Moody’s and Standard & Poor’s are provided in the table below.

	Rated “A”	Rated “A2”	Rated “A-”
	(Excellent) from	(Good) from	(Strong) from
Subsidiary	A.M. Best	Moody’s	Standard & Poor’s
Allied World Assurance Company, Ltd.	X	X	X
Allied World Assurance Company (U.S.) Inc.	X	X	X
Allied World National Assurance Company	X	X	X
Allied World Reinsurance Company	X	X	X
Darwin National Assurance Company	X	—	—
Darwin Select Insurance Company	X	—	—
Allied World Assurance Company (Europe) Limited	X	—	X
Allied World Assurance Company (Reinsurance) Limited	X	—	X
     In addition, our $500 million aggregate principal amount of senior notes were assigned a senior unsecured debt rating of bbb by A.M. Best, BBB by Standard & Poor’s and Baa1 by Moody’s. These ratings are subject to periodic review, and may be revised upward, downward or revoked, at the sole discretion of the rating agencies.
Distribution of Our Insurance Products
     We market our insurance and reinsurance products worldwide through selected third-party intermediaries, a distribution methodology which we believe affords us flexibility and efficiency without the expense or effort of maintaining our own distribution network.
     For our international insurance and reinsurance segments, we write insurance and reinsurance primarily through a small group of internationally-known insurance and reinsurance brokers.
     For our U.S. insurance segment, we write direct insurance policies through various intermediaries, including excess and surplus lines wholesalers and regional and national retail brokerage firms, as well as through a growing roster of program administrators. The distribution network for our healthcare and professional liability products in our U.S. insurance segment grew with the acquisition of Darwin in October 2008 and now encompasses more than 150 retail and wholesale firms that have arrangements with Darwin. A number of those brokers also produce policies through Darwin’s proprietary i-bind platform for quoting and binding via the internet.
     In the year ended December 31, 2008, our top three brokers represented approximately 64% of gross premiums written by us. A breakdown of our distribution by broker is provided in the table below.

Percentage of Gross
Premiums Written
for the Year Ended
December 31, 2008
Broker
Marsh & McLennan Companies, Inc.	28%
Aon Corporation (including Benfield Group, Ltd)	26%
Willis Group Holdings Ltd.	10%
All Others	36%

100%

Claims Management
     We have a well-developed process in place for identifying, tracking and resolving claims. Claims responsibilities include reviewing loss reports, monitoring claims developments, requesting additional information where appropriate, performing claims audits of cedents, establishing initial case reserves and approving the payment of individual claims. We have established authority levels for all individuals involved in the reserving and settlement of claims.
     With respect to reinsurance, in addition to managing reported claims and conferring with ceding companies on claims matters, the claims management staff and personnel conduct periodic audits of specific claims and the overall claims procedures of our reinsureds. Through these audits, we are able to evaluate ceding companies’ claims-handling practices, including the organization of their claims departments, their fact-finding and investigation techniques, their loss notifications, the adequacy of their reserves, their negotiation and settlement practices and their adherence to claims-handling guidelines.
Reserve for Losses and Loss Expenses
     We are required by applicable insurance laws and regulations in Bermuda, the United States, the United Kingdom and Ireland and accounting principles generally accepted in the United States to establish loss reserves to cover our estimated liability for the payment of all losses and loss expenses incurred with respect to premiums earned on the policies and treaties that we write. These reserves are balance sheet liabilities representing estimates of losses and loss expenses we are required to pay for insured or reinsured claims that have occurred as of or before the balance sheet date. It is our policy to establish these losses and loss expense reserves using prudent actuarial methods after reviewing all information known to us as of the date they are recorded. We use a variety of standard statistical and actuarial methods to reasonably estimate ultimate expected losses and loss expenses. These include the Bornhuetter-Ferguson methods, the reported loss development method, the paid loss development method and the expected loss ratio method. The selections from these various methods are based on the loss development characteristics of the specific line of business. During 2008 and 2007, we adjusted our reliance on actuarial methods utilized for certain casualty lines of business and loss years within our U.S. insurance and international insurance segments from using a blend of the Bornhuetter-Ferguson reported loss method and the expected loss ratio method to using only the Bornhuetter-Ferguson reported loss method. Also during 2008, we began adjusting our reliance on actuarial methods utilized for certain other casualty lines of business and loss years within each of our operating segments by placing greater reliance on the Bornhuetter-Ferguson reported loss method than on the expected loss ratio method. We believe utilizing only the Bornhuetter-Ferguson reported loss method for older loss years will more accurately reflect the reported loss activity we have had thus far in our ultimate loss ratio selections and will better reflect how the ultimate losses will develop over time. We will continue to utilize the expected loss ratio method for the most recent loss years until we have sufficient historical experience to utilize other acceptable actuarial methodologies.
     Loss reserves do not represent an exact calculation of liability; rather, loss reserves are estimates of what we expect the ultimate resolution and administration of claims will cost. These estimates are based on actuarial and statistical projections and on our assessment of currently available data, as well as estimates of future trends in claims severity and frequency, judicial theories of liability and other factors. Loss reserve estimates are refined as experience develops and as claims are reported and resolved. Establishing an appropriate level of loss reserves is an inherently uncertain process. The uncertainties may be greater for insurers like us than for insurers with an established operating and claims history and a larger number of insurance and reinsurance transactions. The relatively large limits of net liability for any one risk in our excess casualty and professional liability lines of business serve to increase the potential for volatility in the development of our loss reserves. In addition, the relatively long reporting periods between when a loss occurs and when it may be reported to our claims department for our casualty lines of business also increase the uncertainties of our reserve estimates in such lines. See Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies — Reserve for Losses and Loss Expenses” for further information regarding the actuarial models we utilize and the uncertainties in establishing the reserve for losses and loss expenses.

     To the extent we determine that the loss emergence of actual losses or loss expenses, whether due to frequency, severity or both, vary from our expectations and reserves reflected in our financial statements, we are required to increase or decrease our reserves to reflect our changed expectations. Any such increase could cause a material increase in our liabilities and a reduction in our profitability, including operating losses and a reduction of capital.
     To assist us in establishing appropriate reserves for losses and loss expenses, we analyze a significant amount of insurance industry information with respect to the pricing environment and loss settlement patterns. In combination with our individual pricing analyses and our internal loss settlement patterns, this industry information is used to guide our loss and loss expense estimates. These estimates are reviewed regularly, and any adjustments are reflected in earnings in the periods in which they are determined.
     The following tables show the development of gross and net reserves for losses and loss expenses, respectively. The tables do not present accident or policy year development data. Each table begins by showing the original year-end reserves recorded at the balance sheet date for each of the years presented (“as originally estimated”). This represents the estimated amounts of losses and loss expenses arising in all prior years that are unpaid at the balance sheet date, including reserves for losses incurred but not reported (“IBNR”). The re-estimated liabilities reflect additional information regarding claims incurred prior to the end of the preceding financial year. A redundancy (or deficiency) arises when the re-estimation of reserves recorded at the end of each prior year is less than (or greater than) its estimation at the preceding year-end. The cumulative redundancies (or deficiencies) represent cumulative differences between the original reserves and the currently re-estimated liabilities over all prior years. Annual changes in the estimates are reflected in the consolidated statement of operations and comprehensive income for each year, as the liabilities are re-estimated.
     The lower sections of the tables show the portions of the original reserves that were paid (claims paid) as of the end of subsequent years. This section of each table provides an indication of the portion of the re-estimated liability that is settled and is unlikely to develop in the future. For our proportional treaty reinsurance business, we have estimated the allocation of claims paid to applicable years based on a review of large losses and earned premium percentages.
Development of Reserve for Losses and Loss Expenses
Cumulative Deficiency (Redundancy)
Gross Losses

	Year Ended December 31,
	2001	2002	2003	2004	2005	2006	2007		2008(1)
	($ in thousands)
As Originally Estimated:	$213	$310,508	$1,058,653	$2,037,124	$3,405,407	$3,636,997	$3,919,772		$4,576,828
Liability Re-estimated as of:
One Year Later	213	253,691	979,218	1,929,571	3,318,359	3,469,216	3,537,721
Two Years Later	213	226,943	896,649	1,844,258	3,172,105	3,137,712
Three Years Later	213	217,712	842,976	1,711,212	2,837,384
Four Years Later	213	199,860	809,117	1,503,070
Five Years Later	213	205,432	704,436
Six Years Later	213	196,495
Seven Years Later	213
Cumulative (Redundancy)	—	(114,013)	(354,217)	(534,054)	(568,023)	(499,285)	(382,051	)(2)
Cumulative Claims Paid as of:
One Year Later	—	54,288	138,793	372,823	712,032	544,180	561,386	(3)
Two Years Later	—	83,465	237,394	571,149	1,142,878	962,971
Three Years Later	—	100,978	300,707	721,821	1,434,437
Four Years Later	18	124,109	371,638	838,807
Five Years Later	18	163,516	437,950
Six Years Later	18	180,580
Seven Years Later	18

(1)	Reserve for losses and loss expenses includes the reserves for losses and loss expenses of Finial Insurance Company (renamed Allied World Reinsurance Company), which we acquired in February 2008, and Darwin, which we acquired in October 2008.

(2)	The cumulative (redundancy) on the original balance as of December 31, 2007 includes reserve development of Darwin subsequent to our acquisition of the company.

(3)	The cumulative claims paid includes paid development of Finial Insurance Company and Darwin subsequent to our acquisition of each company.
Development of Reserve for Losses and Loss Expenses
Cumulative Deficiency (Redundancy)
Gross Losses

	Year Ended December 31,
	2001	2002	2003	2004	2005	2006	2007
Liability Re-estimated as of:
One Year Later	100%	82%	92%	95%	97%	95%	90%
Two Years Later	100%	73%	85%	91%	93%	86%
Three Years Later	100%	70%	80%	84%	83%
Four Years Later	100%	64%	76%	74%
Five Years Later	100%	66%	67%
Six Years Later	100%	63%
Seven Years Later	100%
Cumulative (Redundancy)	—	(37)%	(33)%	(26)%	(17)%	(14)%	(10)%
Gross Loss and Loss Expense Cumulative Paid as a Percentage of Originally Estimated Liability
Cumulative Claims Paid as of:
One Year Later	0%	17%	13%	18%	21%	15%	14%
Two Years Later	0%	27%	22%	28%	34%	26%
Three Years Later	0%	33%	28%	35%	42%
Four Years Later	8%	40%	35%	41%
Five Years Later	8%	53%	41%
Six Years Later	8%	58%
Seven Years Later	8%
Losses Net of Reinsurance

	December 31,
	2001	2002	2003	2004	2005	2006	2007		2008(1)
	($ in thousands)
As Originally Estimated:	$213	$299,946	$964,810	$1,777,953	$2,688,526	$2,947,892	$3,237,007		$3,688,514
Liability Re-estimated as of:
One Year Later	213	243,129	885,375	1,728,868	2,577,808	2,824,815	2,956,912
Two Years Later	213	216,381	830,969	1,626,334	2,474,788	2,570,194
Three Years Later	213	207,945	771,781	1,528,620	2,215,504
Four Years Later	213	191,471	745,289	1,338,931
Five Years Later	213	197,656	649,305
Six Years Later	213	188,733
Seven Years Later	213
Cumulative (Redundancy)	—	(111,213)	(315,505)	(439,022)	(473,022)	(377,698)	(280,095	)(2)
Cumulative Claims Paid as of:
One Year Later	—	52,077	133,286	305,083	455,079	365,251	395,163	(3)
Two Years Later	—	76,843	214,384	478,788	747,253	674,263
Three Years Later	—	93,037	271,471	620,760	973,091
Four Years Later	18	116,494	342,349	728,246
Five Years Later	18	155,904	407,163
Six Years Later	18	172,974
Seven Years Later	18

(1)	Reserve for losses and loss expenses net includes the reserves for losses and loss expenses of Finial Insurance Company (renamed Allied World Reinsurance Company), which we acquired in February 2008, and Darwin, which we acquired in October 2008.

(2)	The cumulative (redundancy) on the original balance as of December 31, 2007 includes reserve development of Darwin subsequent to our acquisition of the company.

(3)	The cumulative claims paid includes paid development of Finial Insurance Company and Darwin subsequent to our acquisition of each company.
Losses Net of Reinsurance

	Year Ended December 31,
	2001	2002	2003	2004	2005	2006	2007
Liability Re-estimated as of:
One Year Later	100%	81%	92%	97%	96%	96%	91%
Two Years Later	100%	72%	86%	91%	92%	87%
Three Years Later	100%	69%	80%	86%	82%
Four Years Later	100%	64%	77%	75%
Five Years Later	100%	66%	67%
Six Years Later	100%	63%
Seven Years Later	100%
Cumulative (Redundancy)	—	(37)%	(33)%	(25)%	(18)%	(13)%	(9)%
Net Loss and Loss Expense Cumulative Paid as a Percentage of Originally Estimated Liability
Cumulative Claims Paid as of:
One Year Later	0%	17%	14%	17%	17%	12%	12%
Two Years Later	0%	26%	22%	27%	28%	23%
Three Years Later	0%	31%	28%	35%	36%
Four Years Later	8%	39%	35%	41%
Five Years Later	8%	52%	42%
Six Years Later	8%	58%
Seven Years Later	8%
     The table below is a reconciliation of the beginning and ending liability for unpaid losses and loss expenses for the years ended December 31, 2008, 2007 and 2006. Losses incurred and paid are reflected net of reinsurance recoveries.

	Year Ended December 31,
	2008	2007	2006
	($ in thousands)
Gross liability at beginning of year	$3,919,772	$3,636,997	$3,405,353
Reinsurance recoverable at beginning of year	(682,765)	(689,105)	(716,333)

Net liability at beginning of year	3,237,007	2,947,892	2,689,020

Acquisition of net reserve for losses and loss expenses	298,927	—	—
Net losses incurred related to:
Current year	921,217	805,417	849,850
Prior years	(280,095)	(123,077)	(110,717)

Total incurred	641,122	682,340	739,133

Net paid losses related to:
Current year	79,037	32,599	27,748
Prior years	395,163	365,251	455,079

Total paid	474,200	397,850	482,827

Foreign exchange revaluation	(14,342)	4,625	2,566
Net liability at end of year	3,688,514	3,237,007	2,947,892
Reinsurance recoverable at end of year	888,314	682,765	689,105

Gross liability at end of year	$4,576,828	$3,919,772	$3,636,997

Investments
Investment Strategy and Guidelines
     We believe that we follow a conservative investment strategy designed to emphasize the preservation of our invested assets and provide adequate liquidity for the prompt payment of claims. To help ensure adequate liquidity for payment of claims, we take into account the maturity and duration of our investment portfolio and our general liability profile. In making investment decisions, we consider the impact of various catastrophic events to which we may be exposed. Our portfolio therefore consists primarily of investment-grade, fixed-maturity securities of short-to-medium term duration. As of December 31, 2008, these securities represented 98% of our total investments and cash and cash equivalents, with the remainder invested in a global high-yield bond fund investment, equity securities and hedge funds. We may invest up to 20% of our investment portfolio in alternative investments, including public and private equities, preferred equities and hedge funds.
     In an effort to meet business needs and mitigate risks, our investment guidelines provide restrictions on our portfolio’s composition, including limits on the type of issuer, sector limits, credit quality limits, portfolio duration, limits on the amount of investments in approved countries and permissible security types. We may direct our investment managers to invest some of the investment portfolio in currencies other than the U.S. dollar based on the business we have written, the currency in which our loss reserves are denominated on our books or regulatory requirements.
     Our investment performance is subject to a variety of risks, including risks related to general economic conditions, market volatility, interest rate fluctuations, liquidity risk and credit and default risk. Investment guideline restrictions have been established in an effort to minimize the effect of these risks but may not always be effective due to factors beyond our control. Interest rates are highly sensitive to many factors, including governmental monetary policies, domestic and international economic and political conditions and other factors beyond our control. A significant increase in interest rates could result in significant losses, realized or unrealized, in the value of our investment portfolio. Additionally, with respect to some of our investments, we are subject to prepayment and therefore reinvestment risk. Alternative investments, such as our hedge fund investments, subject us to restrictions on redemption, which may limit our ability to withdraw funds for some period of time after our initial investment. The values of, and returns on, such investments may also be more volatile.
Investment Committee and Investment Managers
     The investment committee of our board of directors establishes investment guidelines and supervises our investment activity. The investment committee regularly monitors our overall investment results, compliance with investment objectives and guidelines, and ultimately reports our overall investment results to the board of directors.
     In 2008, we hired a chief investment officer who reports directly to our chief financial officer. Our chief investment officer is responsible for the day-to-day monitoring of our investment portfolio. He works closely with our investment managers and other investment consultants and advisors. We have engaged affiliates of the Goldman Sachs Funds and two other investment managers to provide us with certain discretionary investment management services. We have agreed to pay investment management fees based on the market values of the investments in the portfolio. The fees, which vary depending on the amount of assets under management, are included as a deduction to net investment income. These investment management agreements may generally be terminated by either party upon 30 days prior written notice. Also, a subsidiary of AIG is the investment manager of a hedge fund in which we had an investment until October 2008.
Our Portfolio
Composition as of December 31, 2008
     As of December 31, 2008, our aggregate invested assets totaled approximately $6.9 billion. Total investments and cash and cash equivalents include cash and cash equivalents, restricted cash, fixed-maturity securities, a fund consisting of global high-yield fixed-income securities, several hedge fund investments and equity securities. The average credit quality of our investments is rated AA+ by Standard & Poor’s and Aa1 by Moody’s. Short-term instruments must be rated a minimum of A-1/P-1. The target duration range is 1.75 to 4.25 years. The portfolio has a total return rather than income orientation. As of December 31, 2008, the average duration of our investment portfolio was 3.3 years and there were approximately $105.6 million of net unrealized gains in the portfolio, net of applicable tax.

     The following table shows the types of securities in our portfolio, their fair market values, average rating and portfolio percentage as of December 31, 2008.

	As of December 31,
	2008
	Fair	Average	Portfolio
	Market Value	Rating	Percentage
	($ in thousands)
Type of Investment
Cash and cash equivalents	$706,267	AAA	10.3%
U.S. government securities	817,769	AAA	11.9%
U.S. government agencies	952,466	AAA	13.9%
Non-U.S. government securities	280,156	AAA	4.1%
Corporate securities:
Financial Institutions	994,720	AA-	14.5%
Industrials	295,428	A-	4.3%
Utilities	71,822	BBB+	1.0%
Total corporate securities	1,361,970		19.8%
State, municipalities and political subdivisions	369,619	AAA	5.4%
Mortgage-backed securities:
Agency mortgage-backed securities	1,384,205	AAA	20.2%
Non-agency Residential mortgage-backed securities	230,523	AAA	3.4%
Commercial mortgage-backed securities	475,209	AAA	6.9%
Total mortgage-backed securities	2,089,937	AAA	30.5%
Asset-backed securities:
Credit card receivables	66,006	AAA	1.0%
Automobile loan receivables	88,503	AAA	1.2%
Other	5,603	A	0.1%
Total asset-backed securities	160,112		2.3%
Global high-yield bond fund	55,199	B	0.8%
Hedge funds	48,573	N/A	0.7%
Equity securities	21,329	N/A	0.3%

Total investment portfolio	$6,863,397		100.0%

U.S. Government and Agencies
     U.S. government and agency securities are comprised primarily of bonds issued by the U.S. Treasury, the Federal Home Loan Bank, the Federal Home Loan Mortgage Corporation and the Federal National Mortgage Association.
Non-U.S. Government Securities
     Non-U.S. government securities represent the fixed income obligations of non-U.S. governmental entities (both sovereign and supranational issuers).
Corporate Securities
     Corporate securities are comprised of bonds issued by corporations that on acquisition are rated Baa3/BBB- or higher by Moody’s and Standard & Poor’s, respectively, and are diversified across a wide range of issuers and industries. The principal risks of corporate securities are interest rate risk and the potential loss of income and potential realized and unrealized principal losses due to insolvencies or deteriorating credit. The largest corporate sector exposure was in financial institutions, with holdings of $994.7 million. Included within this category was $287.8 million of corporate bonds issued by financial institutions guaranteed by the Federal Deposit Insurance Corporation. The largest corporate credit in our portfolio was JP Morgan Chase, which represented 1.8% of aggregate invested assets and had an average rating of A by Standard & Poor’s as of December 31, 2008.
State, municipalities and political subdivisions
     Bonds issued by U.S. states, municipalities and political subdivisions are purchased to provide diversification within the fixed income portfolio and for their tax-advantaged income. The principal risks of these securities are interest rate risk and the potential loss of income and potential realized and unrealized principal losses due to insolvencies or deteriorating credit. In addition to the credit risk associated with the underlying U.S. state, municipality or political subdivision, a large portion of this market may be insured by a monoline financial guarantor, therefore requiring credit analysis of both the guarantor and the underlying U.S. state, municipality or political subdivision. Lastly, an additional risk to these bonds is the potential for a change in tax policy or tax rates.

Mortgage-Backed Securities
     Mortgage-backed securities are purchased to diversify our portfolio risk characteristics from primarily corporate credit risk to a mix of mortgage credit risk and cash flow risk. However, the majority of the mortgage-backed securities in our investment portfolio have relatively low cash flow variability.
     The principal risks inherent in holding mortgage-backed securities are prepayment and extension risks, which will affect the timing of when cash flows will be received. The active monitoring of our agency-backed residential mortgage-backed securities mitigates exposure to losses from cash flow risk associated with interest rate fluctuations. Additional risks in holding commercial mortgage-backed securities or non-agency residential mortgage-backed securities include the credit risk of the underlying borrowers as well as risks associated with interest rate movements, credit spreads and liquidity. Our mortgage-backed securities are principally comprised of pools of residential and commercial mortgages originated by both agency (such as the Federal National Mortgage Association) and non-agency originators that were rated AAA by Standard & Poor’s.
Asset-Backed Securities
     Asset-backed securities are purchased both to diversify the overall risks of our fixed maturity portfolio and to provide attractive returns. Our asset-backed securities are diversified both by type of asset and by issuer and are comprised of primarily bonds backed by pools of credit card receivables and automobile loan receivables originated by a variety of financial institutions that were rated AAA by Standard & Poor’s.
     The principal risks in holding asset-backed securities are structural, credit and capital market risks. Structural risks include the security’s priority in the issuer’s capital structure, the adequacy of and ability to realize proceeds from the collateral and the potential for prepayments. Credit risks include consumer or corporate credits such as credit card holders and corporate obligors. Capital market risks include the general level of interest rates and the liquidity for these securities in the market place.
Global High-Yield Bond Fund
     As of December 31, 2008, we held approximately $55.2 million in a global high-yield bond fund with an affiliate of the Goldman Sachs Funds. Similar to corporate bonds, the principal risks of high-yield corporate securities are interest rate risk and the potential loss of income and potential realized and unrealized principal losses due to insolvencies or deteriorating credit.
Hedge Funds
     As of December 31, 2008, we invested in various hedge funds with a market value of $48.6 million. Investments in hedge funds involve certain risks related to, among other things, the illiquid nature of the fund shares, the limited operating history of the fund, as well as risks associated with the strategies employed by managers of the funds. The funds’ objectives are generally to seek attractive long-term returns with lower volatility by investing in a range of diversified investment strategies. As our reserves and capital continue to build, we may consider additional investments in these or other alternative investments.
Equity Securities
     As of December 31, 2008, our investments in equity securities had a market value of $21.3 million. The principal risks of equities involve the current and future outlook for earnings and the market’s perception of the appropriate risk premium by which to discount those earnings.

Ratings as of December 31, 2008
     The investment ratings (provided by Standard & Poor’s and Moody’s) for fixed maturity securities held as of December 31, 2008 and the percentage of our total fixed maturity securities they represented on that date were as follows:

			Percentage
			of Total
	Amortized	Fair Market	Fair Market
	Cost	Value	Value
		($ in millions)
Ratings
U.S. government and government agencies	$1,608.2	$1,770.2	29.3%
AAA/Aaa	$3,255.2	$3,244.6	53.8%
AA/Aa	$167.1	$166.2	2.8%
A/A	$677.3	$685.5	11.4%
BBB/Baa	$154.8	$156.1	2.6%
BB	$8.4	$8.4	0.1%
B/B	$1.0	$1.0	0.0%

Total	$5,872.0	$6,032.0	100.0%

Maturity Distribution as of December 31, 2008
     The maturity distribution for fixed maturity securities held as of December 31, 2008 was as follows:

			Percentage
			of Total
	Amortized	Fair Market	Fair Market
	Cost	Value	Value
	($ in millions)
Maturity
Due within one year	$272.9	$274.2	4.5%
Due after one year through five years	$1,826.1	$1,887.1	31.3%
Due after five years through ten years	$1,146.9	$1,254.9	20.8%
Due after ten years	$321.8	$365.8	6.1%
Mortgage-backed securities	$2,139.8	$2,089.9	34.6%
Asset-backed securities	$164.5	$160.1	2.7%

Total	$5,872.0	$6,032.0	100.0%

Investment Returns for the Year Ended December 31, 2008
     Our investment returns for year ended December 31, 2008 were as follows ($ in millions):

Net investment income	$308.8
Net realized investment losses	$(272.9)
Net change in unrealized gains and losses	$(4.3)

Total net investment return	$31.6

Total return(1)	1.6%
Effective annualized yield(2)	4.7%

(1)	Total return for our investment portfolio is calculated using beginning and ending market values adjusted for external cash flows and includes unrealized gains and losses.

(2)	Effective annualized yield is calculated by dividing net investment income by the average balance of aggregate invested assets, on an amortized cost basis.
Our Principal Operating Subsidiaries
     Allied World Assurance Company, Ltd is a registered Class 4 Bermuda insurance and reinsurance company that began operations in November 2001. Senior management and all of the staff of Allied World Assurance Company, Ltd are located in our Bermuda headquarters.

     Allied World Assurance Company (Europe) Limited was incorporated as a wholly-owned subsidiary of Allied World Assurance Holdings (Ireland) Ltd and has been approved to carry on business in the European Union from its office in Ireland since October 2002 and from a branch office in London since May 2003. Since its formation, Allied World Assurance Company (Europe) Limited has written business originating from Ireland, the United Kingdom and Continental Europe. Allied World Assurance Company (Reinsurance) Limited was incorporated as a wholly-owned subsidiary of Allied World Assurance Holdings (Ireland) Ltd and has been licensed to write reinsurance in Switzerland and throughout the European Union from its office in Ireland since July 2003, from a branch office in London, England since August 2004 and from a branch office in Zug, Switzerland since August 2008. The company writes primarily property business directly sourced from London market producers; however, the risk location can be worldwide.
     We acquired Allied World Assurance Company (U.S.) Inc. and Allied World National Assurance Company in July 2002. These two companies are authorized or eligible to write insurance on a surplus lines basis in all states of the United States and the District of Columbia and licensed to write insurance on an admitted basis in over 40 jurisdictions. In February 2008, Allied World Assurance Holdings (U.S.) Inc. acquired Finial Insurance Company, an affiliate of Berkshire Hathaway Inc., which is currently licensed to write insurance and reinsurance in 49 states and the District of Columbia and which is an accredited reinsurer in one state. Finial Insurance Company was subsequently renamed Allied World Reinsurance Company. In October 2008, a direct wholly-owned subsidiary of Allied World Reinsurance Company acquired Darwin and its subsidiaries, including Darwin National Assurance Company, which is licensed to write insurance and reinsurance on an admitted basis in 49 states and the District of Columbia, and Darwin Select Insurance Company, which is licensed to write insurance on an admitted basis in Arkansas and which is eligible to write insurance on a surplus lines basis in 48 states and the District of Columbia.
     The activities of Newmarket Administrative Services (Bermuda) Ltd, Newmarket Administrative Services (Ireland) Limited and Newmarket Administrative Services, Inc. are limited to providing certain administrative services to various subsidiaries of our company.
Our Employees
     As of February 23, 2009, we had a total of 578 full-time employees of which 157 worked in Bermuda, 358 in the United States, 58 in Europe and five in Hong Kong. We believe that our employee relations are good. No employees are subject to collective bargaining agreements.
Regulatory Matters
General
     The business of insurance and reinsurance is regulated in most countries, although the degree and type of regulation varies significantly from one jurisdiction to another. Our insurance subsidiaries are required to comply with a wide variety of laws and regulations applicable to insurance and reinsurance companies, both in the jurisdictions in which they are organized and where they sell their insurance and reinsurance products.
     The insurance and regulatory environment, in particular for offshore insurance and reinsurance companies, has become subject to increased scrutiny in many jurisdictions, including the United States, various states within the United States and the United Kingdom. In the past, there have been Congressional and other initiatives in the United States regarding increased supervision and regulation of the insurance industry. For example, in response to the tightening of supply in some insurance and reinsurance markets resulting from, among other things, the World Trade Center tragedy, the United States Terrorism Risk Insurance Act of 2002 (“TRIA”), the Terrorism Risk Insurance Extension Act of 2005 (the “TRIA Extension of 2005”) and the Terrorism Risk Insurance Program Reauthorization Act of 2007 (the “TRIA Extension of 2007”) were enacted to ensure the availability of insurance coverage for terrorist acts in the United States. This law establishes a federal assistance program through the end of 2014 to help the commercial property and casualty insurance industry cover claims related to future terrorism related losses and regulates the terms of insurance relating to terrorism coverage. TRIA, the TRIA Extension of 2005 and the TRIA Extension of 2007 have had little impact on our business because few of our clients are purchasing this coverage.

Bermuda
General
     The Insurance Act 1978 of Bermuda and related regulations, as amended (the “Insurance Act”), regulates the insurance and reinsurance business of Allied World Assurance Company, Ltd. The Insurance Act provides that no person may carry on any insurance business in or from within Bermuda unless registered as an insurer by the Bermuda Monetary Authority (the “BMA”). Allied World Assurance Company, Ltd has been registered as a Class 4 insurer by the BMA. Allied World Assurance Company Holdings, Ltd and Allied World Assurance Holdings (Ireland) Ltd are holding companies and Newmarket Administrative Services (Bermuda), Ltd is a services company that do not carry on any insurance business, and as such each is not subject to Bermuda insurance regulations; however, like all Bermuda companies, including Bermuda insurers, they are subject to the provisions and regulations of the Companies Act 1981 of Bermuda, as amended (the “Companies Act”). The BMA, in deciding whether to grant registration, has broad discretion to act as it thinks fit in the public interest. The BMA is required by the Insurance Act to determine whether the applicant is a fit and proper body to be engaged in the insurance business and, in particular, whether it has, or has available to it, adequate knowledge and expertise to operate an insurance business. The continued registration of an applicant as an insurer is subject to its complying with the terms of its registration and any other conditions the BMA may impose from time to time.
     An Insurance Advisory Committee appointed by the Bermuda Minister of Finance advises the BMA on matters connected with the discharge of the BMA’s functions. Subcommittees of the Insurance Advisory Committee advise on the law and practice of insurance in Bermuda, including reviews of accounting and administrative procedures. The day-to-day supervision of insurers is the responsibility of the BMA. The Insurance Act also imposes on Bermuda insurance companies solvency and liquidity standards and auditing and reporting requirements and grants the BMA powers to supervise, investigate, require information and the production of documents and intervene in the affairs of insurance companies. Some significant aspects of the Bermuda insurance regulatory framework are set forth below.
Classification of Insurers
     The Insurance Act distinguishes between insurers carrying on long-term business and insurers carrying on general business. There are six classifications of insurers carrying on general business, with Class 4 insurers subject to the strictest regulation. Allied World Assurance Company, Ltd, which is incorporated to carry on general insurance and reinsurance business, is registered as a Class 4 insurer in Bermuda and is regulated as that class of insurer under the Insurance Act. Allied World Assurance Company, Ltd is not licensed to carry on long-term business. Long-term business broadly includes life insurance and disability insurances with terms in excess of five years. General business broadly includes all types of insurance that is not long-term.
Cancellation of Insurer’s Registration
     An insurer’s registration may be cancelled by the BMA on certain grounds specified in the Insurance Act. Failure of the insurer to comply with its obligations under the Insurance Act or if the BMA believes that the insurer has not been carrying on business in accordance with sound insurance principles would be such grounds.
Principal Representative
     An insurer is required to maintain a principal office in Bermuda and to appoint and maintain a principal representative in Bermuda. For the purpose of the Insurance Act, Allied World Assurance Company, Ltd’s principal office is its executive offices in Pembroke, Bermuda, and its principal representative is our Chief Financial Officer. Without a reason acceptable to the BMA, an insurer may not terminate the appointment of its principal representative, and the principal representative may not cease to act in that capacity, unless the BMA is given 30 days written notice of any intention to do so. It is the duty of the principal representative, upon reaching the view that there is a likelihood that the insurer will become insolvent or that a reportable “event” has, to the principal representative’s knowledge, occurred or is believed to have occurred, to forthwith notify the BMA of that fact and within 14 days therefrom to make a report in writing to the BMA setting forth all the particulars of the case that are available to the principal representative. For example, any failure by the insurer to comply substantially with a condition imposed on the insurer by the BMA relating to a solvency margin or a liquidity or other ratio would be a reportable “event.”
Independent Approved Auditor
     A Class 4 insurer must appoint an independent auditor who will audit and report annually on the insurer’s financial statements (“GAAP financial statements”), which, in the case of Allied World Assurance Company, Ltd, will be prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”), statutory financial statements and the statutory financial return, all of which, in the case of Allied World Assurance Company, Ltd, are required to be filed annually with the BMA. Allied World Assurance Company, Ltd’s independent auditor must be approved by the BMA and may be the same person or firm that audits our company’s consolidated financial statements and reports for presentation to its shareholders.
Loss Reserve Specialist
     As a registered Class 4 insurer, Allied World Assurance Company, Ltd is required to submit the opinion of its approved loss reserve specialist with its statutory financial return in respect of its losses and loss expenses provisions. The loss reserve specialist, who will normally be a qualified casualty actuary, must be approved by the BMA. Our Chief Corporate Actuary is our approved loss reserve specialist.
Financial Statements
     As a general business insurer, Allied World Assurance Company, Ltd is required to file with the BMA its annual GAAP financial statements and statutory financial statements within four months of the end of the relevant financial year (unless specifically extended upon application to the BMA). The statutory financial statements and the statutory financial return do not form part of the public records maintained by the BMA, however the GAAP financial statements do. The Insurance Act prescribes rules for the preparation and substance of the statutory financial statements, which include, in statutory form, a balance sheet, an income statement, a statement of capital and surplus and related notes. The statutory financial statements include detailed information and analyses regarding premiums, claims, reinsurance and investments of the insurer.
Annual Statutory Financial Return
     Allied World Assurance Company, Ltd is required to file with the BMA a statutory financial return no later than four months after its financial year end (unless specifically extended upon application to the BMA). The statutory financial return for a Class 4 insurer includes, among other matters, a report of the approved independent auditor on the statutory financial statements of the insurer, solvency certificate, declaration of statutory ratios, the statutory financial statements, the opinion of the loss reserve specialist and a schedule of reinsurance ceded. The solvency certificate must be signed by the principal representative and at least two directors of the insurer certifying that the minimum solvency margin has been met and whether the insurer complied with the conditions attached to its certificate of registration. The approved independent auditor is required to state whether, in its opinion, it was reasonable for the directors to make this certification. If an insurer’s accounts have been audited for any purpose other than compliance with the Insurance Act, a statement to that effect must be filed with the statutory financial return.
Minimum Solvency Margin, Enhanced Capital Requirement and Restrictions on Dividends and Distributions
     Under the Insurance Act, the value of the general business assets of a Class 4 insurer, such as Allied World Assurance Company, Ltd, must exceed the amount of its general business liabilities by an amount greater than the prescribed minimum solvency margin and enhanced capital requirement.
     As a Class 4 insurer, Allied World Assurance Company, Ltd:
•	is required, with respect to its general business, to maintain a minimum solvency margin equal to the greatest of (1) $100,000,000, (2) 50% of net premiums written (being gross premiums written less any premiums ceded, but the company may not deduct more than 25% of gross premiums written when computing net premiums written) and (3) 15% of net losses and loss expense reserves;

•	in addition, there is a requirement effective December 31, 2008 to hold available statutory capital and surplus equal to or exceeding the enhanced capital requirement (an amount that must equal or exceed the minimum solvency margin). Allied World Assurance Company, Ltd’s enhanced capital requirement is determined by reference to the Bermuda Solvency Capital Requirement model (“BSCR model”) or an internal capital model approved by the BMA. The BSCR model is a risk-based capital model that provides a method for determining an insurer’s capital requirements (statutory capital and surplus) taking into account the risk characteristics of different aspects of the company’s business. The BSCR formulas establish capital requirements for eight categories of risk: fixed income investment risk, equity investment risk, interest rate/liquidity risk, premium risk, reserve risk, credit risk, catastrophe risk and operational risk. For each category, the capital requirement is determined by applying factors to asset, premium, reserve, creditor, probable maximum loss and operation items, with higher factors applied to items with greater underlying risk and lower factors for less risky items. The capital and solvency return, which must be filed annually with the BMA, includes Allied World Assurance Company, Ltd’s BSCR model, a schedule of fixed income investments by rating categories, a schedule of net loss and loss expense provisions by line of business, a schedule of premiums written by line of business, a schedule of risk management and a schedule of fixed income securities;
•	is prohibited from declaring or paying any dividends during any financial year if it is in breach of its minimum solvency margin, minimum liquidity ratio or enhanced capital requirement, or if the declaration or payment of those dividends would cause such a breach;

•	is prohibited from declaring or paying in any financial year dividends of more than 25% of its total statutory capital and surplus (as shown on its previous financial year’s statutory balance sheet) unless it files with the BMA (at least seven days before payment of those dividends) an affidavit stating that it will continue to meet the required margins;

•	is prohibited, without the approval of the BMA, from reducing by 15% or more its total statutory capital as set out in its previous year’s financial statements, and any application for an approval of that type must include an affidavit stating that it will continue to meet the required margins; and

•	is required, at any time it fails to meet its enhanced capital requirement or minimum solvency margin, to file with the BMA a written report containing specified information.
     Additionally, under the Companies Act, Allied World Assurance Company Holdings, Ltd and each of its Bermuda subsidiaries may not declare or pay a dividend if such company has reasonable grounds for believing that it is, or would after the payment be, unable to pay its liabilities as they become due, or that the realizable value of its assets would thereby be less than the aggregate of its liabilities and its issued share capital and share premium accounts.
Minimum Liquidity Ratio
     The Insurance Act provides a minimum liquidity ratio for general business insurers like Allied World Assurance Company, Ltd. An insurer engaged in general business is required to maintain the value of its relevant assets at not less than 75% of the amount of its relevant liabilities. Relevant assets include cash and time deposits, quoted investments, unquoted bonds and debentures, first liens on real estate, investment income due and accrued, accounts and premiums receivable, reinsurance balances receivable and funds held by ceding reinsurers. There are specified categories of assets which, unless specifically permitted by the BMA, do not automatically qualify as relevant assets, such as unquoted equity securities, investments in and advances to affiliates and real estate and collateral loans. The relevant liabilities are total general business insurance reserves and total other liabilities less deferred income tax and sundry liabilities (by interpretation, those not specifically defined) and letters of credit and guarantees.
Supervision, Investigation and Intervention
     The BMA may appoint an inspector with extensive powers to investigate the affairs of Allied World Assurance Company, Ltd if the BMA believes that an investigation is in the best interests of its policyholders or persons who may become policyholders. In order to verify or supplement information otherwise provided to the BMA, the BMA may direct Allied World Assurance Company, Ltd to produce documents or information relating to matters connected with its business. In addition, the BMA has the power to require the production of documents from any person who appears to be in possession of those documents. Further, the BMA has the power, in respect of a person registered under the Insurance Act, to appoint a professional person to prepare a report on any aspect of any matter about which the BMA has required or could require information. If it appears to the BMA to be desirable in the interests of the clients of a person registered under the Insurance Act, the BMA may also exercise the foregoing powers in relation to any company which is, or has at any relevant time been, (1) a parent company, subsidiary company or related company of that registered person, (2) a subsidiary company of a parent company of that registered person, (3) a parent company of a subsidiary company of that registered person or (4) a company in the case of which a shareholder controller of that registered person, either alone or with any associate or associates, holds 50% or more of the shares or is entitled to exercise, or control the exercise, of more than 50% of the voting power at a general meeting of shareholders.
     If it appears to the BMA that there is a risk of Allied World Assurance Company, Ltd becoming insolvent, or that Allied World Assurance Company, Ltd is in breach of the Insurance Act or any conditions imposed upon its registration, the BMA may, among other things, direct Allied World Assurance Company, Ltd (1) not to take on any new insurance business, (2) not to vary any insurance contract if the effect would be to increase its liabilities, (3) not to make specified investments, (4) to liquidate specified investments, (5) to maintain in, or transfer to the custody of a specified bank, certain assets, (6) not to declare or pay any dividends or other distributions or to restrict the making of those payments and/or (7) to limit its premium income.

Disclosure of Information
     In addition to powers under the Insurance Act to investigate the affairs of an insurer, the BMA may require an insurer (or certain other persons) to produce specified information. Further, the BMA has been given powers to assist other regulatory authorities, including foreign insurance regulatory authorities, with their investigations involving insurance and reinsurance companies in Bermuda, subject to restrictions. For example, the BMA must be satisfied that the assistance being requested is in connection with the discharge of regulatory responsibilities of the foreign regulatory authority. Further, the BMA must consider whether cooperation is in the public interest. The grounds for disclosure are limited and the Insurance Act provides sanctions for breach of the statutory duty of confidentiality. Under the Companies Act, the Minister of Finance has been given powers to assist a foreign regulatory authority which has requested assistance in connection with enquiries being carried out by it in the performance of its regulatory functions. The Minister’s powers include requiring a person to furnish him or her with information, to produce documents to him or her, to attend and answer questions and to give assistance in connection with enquiries. The Minister must be satisfied that the assistance requested by the foreign regulatory authority is for the purpose of its regulatory functions and that the request is in relation to information in Bermuda which a person has in his possession or under his control. The Minister must consider, among other things, whether it is in the public interest to give the information sought.
Shareholder Controllers
     Any person who, directly or indirectly, becomes a holder of at least 10%, 20%, 33% or 50% of the voting shares of Allied World Assurance Company Holdings, Ltd must notify the BMA in writing within 45 days of becoming such a holder or 30 days from the date they have knowledge of having such a holding, whichever is later. The BMA may, by written notice, object to such a person if it appears to the BMA that the person is not fit and proper to be such a holder. The BMA may require the holder to reduce their holding of voting shares in Allied World Assurance Company Holdings, Ltd and direct, among other things, that voting rights attaching to the voting shares shall not be exercisable. A person that does not comply with such a notice or direction from the BMA will be guilty of an offense.
     For so long as Allied World Assurance Company Holdings, Ltd has an insurance subsidiary registered under the Insurance Act, the BMA may at any time, by written notice, object to a person holding 10% or more of its common shares if it appears to the BMA that the person is not or is no longer fit and proper to be such a holder. In such a case, the BMA may require the shareholder to reduce its holding of common shares in Allied World Assurance Company Holdings, Ltd and direct, among other things, that such shareholder’s voting rights attaching to the common shares shall not be exercisable. A person who does not comply with such a notice or direction from the BMA will be guilty of an offense.
Selected Other Bermuda Law Considerations
     Although we, Allied World Assurance Company, Ltd, Allied World Assurance Holdings (Ireland) Ltd and Newmarket Administrative Services (Bermuda), Ltd are incorporated in Bermuda, each is classified as a non-resident of Bermuda for exchange control purposes by the BMA. Pursuant to the non-resident status, we, Allied World Assurance Company, Ltd, Allied World Assurance Holdings (Ireland) Ltd and Newmarket Administrative Services (Bermuda), Ltd may engage in transactions in currencies other than Bermuda dollars and there are no restrictions on our ability to transfer funds (other than funds denominated in Bermuda dollars) in and out of Bermuda or to pay dividends to U.S. residents who are holders of its common shares.
     Under Bermuda law, exempted companies are companies formed for the purpose of conducting business outside Bermuda. As exempted companies, Allied World Assurance Company Holdings, Ltd and our Bermuda subsidiaries may not, without the express authorization of the Bermuda legislature or under a license or consent granted by the Minister of Finance, participate in specified business transactions, including (1) the acquisition or holding of land in Bermuda (except that held by way of lease or tenancy agreement which is required for its business and held for a term not exceeding 50 years, or which is used to provide accommodation or recreational facilities for its officers and employees and held with the consent of the Bermuda Minister of Finance, for a term not exceeding 21 years), (2) the taking of mortgages on land in Bermuda to secure an amount in excess of $50,000 or (3) the carrying on of business of any kind for which it is not licensed in Bermuda, except in limited circumstances including doing business with another exempted undertaking in furtherance of our business or our Bermuda subsidiaries’ business, as applicable, carried on outside Bermuda. Allied World Assurance Company, Ltd is a licensed insurer in Bermuda, and so may carry on activities from Bermuda that are related to and in support of its insurance business.
     Allied World Assurance Company Holdings, Ltd and its Bermuda subsidiaries are not currently subject to taxes computed on profits or income or computed on any capital transfer, gain or appreciation or any tax in the nature of estate duty or inheritance tax.

Ireland
     Since October 2002, Allied World Assurance Company (Europe) Limited, an insurance company with its principal office in Dublin, Ireland, has been authorized as a non-life insurance undertaking. Allied World Assurance Company (Europe) Limited is regulated by the Irish Financial Services Regulatory Authority (the “Irish Financial Regulator”) pursuant to the Insurance Acts 1909 to 2000, the Central Bank and Financial Services Authority of Ireland Acts 2003 and 2004, and all statutory instruments relating to insurance made or adopted under the European Communities Acts 1972 to 2007 (the “Irish Insurance Acts and Regulations”). The Third Non-Life Directive of the European Union (the “Non-Life Directive”) established a common framework for the authorization and regulation of non-life insurance undertakings within the European Union. The Non-Life Directive permits non-life insurance undertakings authorized in a member state of the European Union to operate in other member states of the European Union either directly from the home member state (on a freedom to provide services basis) or through local branches (by way of permanent establishment). Allied World Assurance Company (Europe) Limited established a branch in the United Kingdom on May 19, 2003 and operates on a freedom to provide services basis in other European Union member states.
     On July 18, 2003, Allied World Assurance Company (Reinsurance) Limited was incorporated as a wholly-owned subsidiary of Allied World Assurance Holdings (Ireland) Ltd and licensed in Ireland to write reinsurance throughout the European Union. We capitalized Allied World Assurance Company (Reinsurance) Limited with $50 million in capital. We include the business produced by this entity in our international insurance segment even though the majority of the coverages written are structured as facultative reinsurance. Allied World Assurance Company (Reinsurance) Limited is regulated by the Irish Financial Regulator pursuant to the provisions of the European Communities (Reinsurance) Regulations 2006 (which transposed the E.U. Reinsurance Directive into Irish law) and operates branches in London, England and Zug, Switzerland. Pursuant to the provisions of these regulations, reinsurance undertakings may, subject to the satisfaction of certain formalities, carry on reinsurance business in other European Union member states either directly from the home member state (on a freedom to provide services basis) or through local branches (by way of permanent establishment).
United States
Our U.S. Subsidiaries
     Allied World Assurance Company (U.S.) Inc., a Delaware domiciled insurer, and Allied World National Assurance Company, a New Hampshire domiciled insurer, are together licensed or surplus line eligible in all 50 states and the District of Columbia. Allied World Assurance Company (U.S.) Inc. is licensed in three states, including Delaware, its state of domicile, surplus lines eligible in 48 jurisdictions, including the District of Columbia, and an accredited reinsurer in over 35 jurisdictions, including the District of Columbia. Allied World National Assurance Company, is licensed in over 40 jurisdictions, including New Hampshire, its state of domicile, surplus lines eligible in three states and an accredited reinsurer in one state. Additionally, with the completion of the acquisition of Finial Insurance Company (renamed Allied World Reinsurance Company) in February 2008, we acquired a New Jersey domiciled insurer that is licensed to write insurance and reinsurance in 49 states and the District of Columbia and is an accredited reinsurer in one state. The Darwin insurers include Darwin National Assurance Company, domiciled in Delaware and admitted to write in all other U.S. jurisdictions except Arkansas, and Darwin Select Insurance Company, which is an Arkansas company, is licensed in that state and an eligible surplus lines writer in 48 states and the District of Columbia, and Vantapro Specialty Insurance Company, which is an Arkansas company currently licensed only in Arkansas and Illinois.
     As U.S. licensed and authorized insurers and reinsurers, these companies are subject to considerable regulation and supervision by state insurance regulators. The extent of regulation varies but generally has its source in statutes that delegate regulatory, supervisory and administrative authority to a department of insurance in each state. Among other things, state insurance commissioners regulate insurer solvency standards, insurer and agent licensing, authorized investments, premium rates, restrictions on the size of risks that may be insured under a single policy, loss and expense reserves and provisions for unearned premiums, and deposits of securities for the benefit of policyholders. The states’ regulatory schemes also extend to policy form approval and market conduct regulation. In addition, some states have enacted variations of competitive rate making laws, which allow insurers to set premium rates for certain classes of insurance without obtaining the prior approval of the state insurance department. State insurance departments also conduct periodic examinations of the affairs of authorized insurance companies and require the filing of annual and other reports relating to the financial condition of companies and other matters.
     Holding Company Regulation. We and our U.S. insurance subsidiaries as are subject to regulation under the insurance holding company laws of certain states. The insurance holding company laws and regulations vary from state to state, but generally require licensed insurers that are subsidiaries of insurance holding companies to register and file with state regulatory authorities certain reports including information concerning their capital structure, ownership, financial condition and general business operations. Generally, all transactions involving the insurers in a holding company system and their affiliates must be fair and, if material, require prior notice and approval or non-disapproval by the state insurance department. Further, state insurance holding company laws typically place limitations on the amounts of dividends or other distributions payable by insurers. Payment of ordinary dividends by Allied World Assurance Company (U.S.) Inc. or Darwin National Assurance Company requires prior approval of the Delaware Insurance Commissioner unless dividends will be paid out of “earned surplus.” “Earned surplus” is an amount equal to the unassigned funds of an insurer as set forth in the most recent annual statement of the insurer including all or part of the surplus arising from unrealized capital gains or revaluation of assets. Extraordinary dividends generally require 30 days prior notice to and non-disapproval of the Insurance Commissioner before being declared. An extraordinary dividend includes any dividend whose fair market value together with that of other dividends or distributions made within the preceding 12 months exceeds the greater of: (1) 10% of the insurer’s surplus as regards policyholders as of December 31 of the prior year, or (2) the net income of the insurer, not including realized capital gains, for the 12-month period ending December 31 of the prior year, but does not include pro rata distributions of any class of the insurer’s own securities.
     Allied World Reinsurance Company generally may pay an ordinary dividend only upon 30 days prior notice to and non-disapproval of the New Jersey Insurance Commissioner, and if its surplus with regard to policyholders is reasonable in relation to its outstanding liabilities and adequate to its financial needs and if the company is not otherwise found to be in a hazardous financial condition. Extraordinary dividends also generally require 30 days notice to, and non-disapproval by, the Insurance Commissioner before being paid. An extraordinary dividend includes any dividend whose fair market value, together with that of other dividends or distributions made within the preceding 12 months, exceeds the greater of (1) 10% of the insurer’s surplus with regards to policyholders as of December 31 of the prior year, or (2) the net income of the insurer, not including realized capital gains, for the 12-month period ending December 31 of the prior year, but does not include pro rata distributions of any class of the insurer’s own securities.
     Darwin Select Insurance Company and Vantapro Specialty Insurance Company are each domiciled in Arkansas. Each company is required to provide the Arkansas Insurance Commissioner with ten business days prior notice before payment of an ordinary dividend. Extraordinary dividends generally require 30 days prior notice to and non-disapproval of the Insurance Commissioner before being paid. An extraordinary dividend includes any dividend whose fair market value, together with that of other dividends or distributions made within the preceding 12 months, exceeds the greater of (1) 10% of the insurer’s surplus with regard to policyholders as of December 31 of the prior year, or (2) the net income of the insurer, not including realized capital gains, for the 12-month period ending December 31 of the prior year, but does not include pro rata distributions of any class of the insurer’s own securities.
     Allied World National Assurance Company may pay an ordinary dividend only upon 15 days prior notice to the New Hampshire Insurance Commissioner and if its surplus with regard to policyholders following the payment to shareholders will be adequate and could not lead the insurer to a hazardous financial condition. Extraordinary dividends generally require 30 days notice to and non-disapproval of the Insurance Commissioner before being declared. An extraordinary dividend includes a dividend whose fair market value, together with that of other dividends or distributions made within the preceding 12 month-period exceeds 10% of the insurer’s surplus with regards to policyholders as of December 31 of the prior year.
     State insurance holding company laws also require prior notice and state insurance department approval of changes in control of an insurer or its holding company. Under the insurance laws of Delaware, New Jersey, Arkansas and New Hampshire, the domestic states of our U.S. insurance and reinsurance subsidiaries, any beneficial owner of 10% or more of the outstanding voting securities of an insurance company or its holding company is presumed to have acquired control, unless this presumption is rebutted. Therefore, an investor who intends to acquire beneficial ownership of 10% or more of our outstanding voting securities may need to comply with these laws and would be required to file notices and reports with the Delaware, New Jersey, Arkansas and New Hampshire Insurance Departments and receive approvals from these Insurance Departments or rebut the presumptions of control before such acquisition.
     Guaranty Fund Assessments. Virtually all states require licensed insurers to participate in various forms of guaranty associations in order to bear a portion of the loss suffered by certain insureds caused by the insolvency of other insurers. Depending upon state law, insurers can be assessed an amount that is generally equal to between 1% and 2% of the annual premiums written for the relevant lines of insurance in that state to pay the claims of insolvent insurers. Most of these assessments are recoverable through premium rates, premium tax credits or policy surcharges. Significant increases in assessments could limit the ability of our insurance subsidiaries to recover such assessments through tax credits. In addition, there have been legislative efforts to limit or repeal the tax offset provisions, which efforts, to date, have been generally unsuccessful. These assessments may increase or decrease in the future depending upon the rate of insolvencies of insurance companies.

     Involuntary Pools. In the states where they are licensed, our insurance subsidiaries are also required to participate in various involuntary assigned risk pools, principally involving workers compensation and automobile insurance, which provide various insurance coverages to individuals or other entities that otherwise are unable to purchase such coverage in the voluntary market. Participation in these pools in most states is generally in proportion to voluntary writings of related lines of business in that state.
     Risk-Based Capital. U.S. insurers are also subject to risk-based capital (or RBC) guidelines that provide a method to measure the total adjusted capital (statutory capital and surplus plus other adjustments) of insurance companies taking into account the risk characteristics of the company’s investments and products. The RBC formulas establish capital requirements for four categories of risk: asset risk, insurance risk, interest rate risk and business risk. For each category, the capital requirement is determined by applying factors to asset, premium and reserve items, with higher factors applied to items with greater underlying risk and lower factors for less risky items. Insurers that have less statutory capital than the RBC calculation requires are considered to have inadequate capital and are subject to varying degrees of regulatory action depending upon the level of capital inadequacy. The RBC formulas have not been designed to differentiate among adequately capitalized companies that operate with higher levels of capital. Therefore, it is inappropriate and ineffective to use the formulas to rate or to rank such companies. Our U.S. insurance and reinsurance subsidiaries have satisfied the RBC formula and have exceeded all recognized industry solvency standards. As of December 31, 2008, all of our U.S. insurance and reinsurance subsidiaries had adjusted capital in excess of amounts requiring company or regulatory action.
     NAIC Ratios. The National Association of Insurance Commissioners (“NAIC”) Insurance Regulatory Information System, or IRIS, was developed to help state regulators identify companies that may require special attention. IRIS is comprised of statistical and analytical phases consisting of key financial ratios whereby financial examiners review annual statutory basis statements and financial ratios. Each ratio has an established “usual range” of results and assists state insurance departments in executing their statutory mandate to oversee the financial condition of insurance companies. A ratio result falling outside the usual range of IRIS ratios is not considered a failing result; rather unusual values are viewed as part of the regulatory early monitoring system. Furthermore, in some years, it may not be unusual for financially sound companies to have several ratios with results outside the usual ranges. An insurance company may fall out of the usual range for one or more ratios because of specific transactions that are in themselves immaterial. Generally, an insurance company will become subject to regulatory scrutiny and may be subject to regulatory action if it falls outside the usual ranges of four or more of the ratios. As of December 31, 2008, none of our U.S. insurance and reinsurance subsidiaries had an IRIS ratio range warranting any regulatory action.
     Surplus Lines Regulation. The regulation of our U.S. subsidiaries excess and surplus lines insurers differs significantly from their regulation as licensed or authorized insurers. These companies are subject to the surplus lines regulation and reporting requirements of the jurisdictions in which there are eligible to write surplus lines primary insurance. The regulations governing the surplus lines market have been designed to facilitate the procurement of coverage through specially licensed surplus lines brokers for hard-to-place risks that do not fit standard underwriting criteria and are otherwise eligible to be written on a surplus lines basis. In particular, surplus lines regulation generally provides for more flexible rules relating to insurance rates and forms. However, strict regulations apply to surplus lines placements under the laws of every state, and state insurance regulations generally require that a risk be declined by three licensed insurers before it may be placed in the surplus lines market. Initial eligibility requirements and annual re-qualification standards and filing obligations must also be met. In most states, surplus lines brokers are responsible for collecting and remitting the surplus lines tax payable to the state where the risk is located. Companies such as Allied World Assurance Company (U.S.) Inc., Allied World National Assurance Company and Darwin Select Insurance Company, which conduct business on a surplus lines basis in a particular state, are generally exempt from that state’s guaranty fund laws and from participation in its involuntary pools. Although surplus lines business is generally less regulated than the admitted market, strict regulations apply to surplus lines placements under the laws of every state, and the regulation of surplus lines insurance may undergo changes in the future. Federal and/or state measures may be introduced and promulgated that would result in increased oversight and regulation of surplus lines insurance.
     Federal Initiatives. Although the U.S. federal government typically does not directly regulate the business of insurance, federal initiatives often have an impact on the insurance industry. Congress has considered over the past year various proposals relating to potential surplus lines regulation, reinsurance regulation, the creation of an optional federal charter and changes to taxation of reinsurance premiums paid to non-U.S. affiliates. None of these proposals were adopted by the 110th Congress before it adjourned; however, they may be reintroduced in the 111th Congress now in session. Additionally some members of the U.S. House of Representatives have called for the recently-appointed Treasury Secretary unilaterally to create an insurance oversight office within the Treasury Department or assign a high level Treasury Department appointee with insurance duties to provide oversight and expertise at the federal level and provide policymakers with insight into issues regarding the insurance market as reform is contemplated. The new Presidential administration and Congress are also discussing federal financial regulatory reforms, and such reforms may include additional federal regulation of insurance. We believe the 111th Congress could adopt laws and/or regulations with respect to insurance, and we anticipate that these developments could impact our operations and financial condition. We are unable to predict what laws and regulations will be proposed or adopted, the form in which any such laws and regulations would be adopted, or the effect, if any, these developments would have on our operations and financial condition.
     In 2002, former President George W. Bush signed TRIA into law. TRIA provides for the federal government to share with the insurance industry the risk of loss arising from future acts of terrorism. Participation in the program for U.S. commercial property and casualty insurers is mandatory. Each participating insurance company must pay covered losses equal to a deductible based on a percentage of direct earned premiums for specified commercial insurance lines from the previous calendar year. Prior to 2008, the federal backstop covered 85% of losses in excess of the company deductible subject to an annual cap of $100 billion. While TRIA appears to provide the property and casualty sector with an increased ability to withstand the effect of potential terrorist events, any company’s results of operations or equity could nevertheless be materially adversely impacted, in light of the unpredictability of the nature, severity or frequency of such potential events. TRIA was originally scheduled to expire at the end of 2005, but President Bush signed the TRIA Extension of 2005 into law on December 22, 2005, which extended TRIA, with some amendments, through December 31, 2007. TRIA was again extended by President Bush on December 26, 2007 when he signed into law the TRIA Extension of 2007. The TRIA Extension of 2007 reauthorized TRIA through December 31, 2014. The TRIA Extension of 2007 is substantially similar to the original TRIA and the TRIA Extension of 2005. One notable difference was the revised definition of an “act of terrorism.” Prior to the TRIA Extension of 2007, TRIA and the TRIA Extension of 2005 applied only to acts of terrorism carried out on behalf of foreign persons or interests. Under the TRIA Extension of 2007, the definition of “acts of terrorism” has been expanded to include “domestic terrorism,” which could impact insurance coverage and have an adverse effect on our clients, the industry and us. There is also no assurance that TRIA will be extended beyond 2014 on either a temporary or permanent basis and its expiration could have an adverse effect on our clients, the industry or us.
Available Information
     We maintain our principal website at www.awac.com, with certain product-related information also being available at www.darwinpro.com. The information on our websites is not incorporated by reference in this Annual Report on Form 10-K.
     We make available, free of charge through our principal website, our financial information, including the information contained in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as soon as reasonably practicable after we electronically file such material with, or furnish such material to, the SEC. We also make available, free of charge through our principal website, our Audit Committee Charter, Compensation Committee Charter, Investment Committee Charter, Nominating & Corporate Governance Committee Charter, Corporate Governance Guidelines, Code of Ethics for CEO and Senior Financial Officers and Code of Business Conduct and Ethics. Such information is also available in print for any shareholder who sends a request to Allied World Assurance Company Holdings, Ltd, 27 Richmond Road, Pembroke HM 08, Bermuda, attention Wesley D. Dupont, Secretary. Reports and other information we file with the SEC may also be viewed at the SEC’s website at www.sec.gov or viewed or obtained at the SEC Public Reference Room at 100 F Street, N.E., Washington, DC 20549. Information on the operation of the SEC Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330.